Exhibit 5.1

[Letterhead of The Stanley Works]

January 13, 2010

The Stanley Works
1000 Stanley Drive
New Britain, CT 06053

Ladies and Gentlemen:

I am General Counsel of The Stanley Works, a Connecticut corporation (the “Company”). I refer to the Registration Statement on Form S-4 (as amended, the “Registration Statement”), to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration of shares of the Company’s common stock, par value $2.50 per share (the “Common Stock”), that may be issued by the Company in connection with the merger of Blue Jay Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of the Company, with and into The Black and Decker Corporation, a Maryland corporation (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger dated as of November 2, 2009 (the “Merger Agreement”), and associated rights to purchase Series A Junior Participating Preferred Stock of the Company (the “Rights”) issued under the Rights Agreement, dated as of January 19, 2006, between the Company and Computershare Investor Services L.L.C., as Rights Agent, as amended by Amendment No. 1 to Rights Agreement, dated as of December 21, 2009 (the “Rights Agreement”).

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the Merger Agreement; (iii) the Restated Certificate of Incorporation of the Company, as amended to date (the “Certificate of Incorporation”); (iv) the By-Laws of the Company, as currently in effect (the “By-Laws”); (v) a specimen certificate evidencing the Common Stock; and (vi) the Rights Agreement. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. I have also assumed that the stock certificates evidencing any Common Stock issued will conform to the specimen certificate which I examined and will be duly executed and delivered.

The opinions expressed herein are limited to the laws of the State of Connecticut and I do not express any opinion herein concerning any other law.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Common Stock in connection with the Merger, and when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act of 1933 (the “Act”) and (ii) the Common Stock has been issued in accordance with the terms and conditions set forth in the Merger Agreement and certificates representing such Common Stock have been duly executed and delivered by the proper officers of the Company, such Common Stock will be duly authorized, legally issued, fully paid and nonassessable, and will be accompanied by Rights in accordance with the terms of the Rights Agreement, and such Rights will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (c) public policy considerations which may limit the rights of the parties to obtain further remedies. In rendering the opinion set forth in this paragraph, I have assumed that, at the time of issuance of any Common Stock, the Certificate of Incorporation, the By-Laws, the Rights Agreement and the Connecticut Business Corporation Act shall not have been amended so as to affect the validity of the foregoing opinion.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also hereby consent to the use of my name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/  Bruce H. Beatt
Bruce H. Beatt
General Counsel